SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  December 16, 2008

RUBIO’S RESTAURANTS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-26125	33-0100303
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1902 Wright Place, Suite 300, Carlsbad, California	92008
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:  (760) 929-8226

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of CertainOfficers; Compensatory Arrangements of Certain Officers.

Amended CEO Offer Letter

The Company amended the employment offer letter agreement, dated August 21, 2006, with its President and Chief Executive Officer, Daniel E. Pittard.  Under the amended offer letter, if Mr. Pittard is terminated for reasons other than misconduct, death or permanent disability or he resigns for good reason within 12 months following the closing date of a change of control of the Company, his then unvested option shares will automatically vest in full.  Mr. Pittard may exercise the vested option shares until the earlier of (i) the natural expiration date of the stock option or (ii) the expiration of one year measured from the date of his separation from the Company.

The amended offer letter also provides that, subject to Mr. Pittard executing a standard general release, if his employment is terminated for reasons other than misconduct, death or disability or if he resigns for good reason, the Company will pay him severance equal to six months of his base salary plus COBRA premiums for a maximum period of six months, provided he timely makes an election to continue coverage under the Company’s group health plan pursuant to COBRA, and further provided he does not become eligible for health coverage through another employer during the severance period.

Mr. Pittard’s existing offer letter agreement provided Mr. Pittard with severance benefits in the event he was terminated from the Company following a change of control.  The amended offer letter clarifies and supplements Mr. Pittard’s severance benefits under the existing offer letter, including clarifying the definition of change of control.  Under the amended offer letter, in the event of a change of control and the concurrent or subsequent termination of his employment for reasons other than misconduct, death or disability or if he resigns for good reason, Mr. Pittard will be entitled to receive severance in the amount of (i) 24 months base salary less any salary he receives after the effective date of the change of control, plus (ii) one year of his target bonus (50% of Mr. Pittard’s base salary per fiscal year).  If, after any change of control, Mr. Pittard voluntarily resigns from the Company or its successor entity (without good reason), he will be entitled to receive severance in the amount of 12 months base salary less any salary he receives after the effective date of the change of control.  In addition, the Company will also reimburse Mr. Pittard for COBRA premiums for the earlier of the period of severance or until he becomes eligible to participate in another employer’s group benefit plan.

Change of Control Agreements

The Company entered into Change of Control Agreements with Frank Henigman (Senior Vice President and Chief Financial Officer), Ken C. Hull (Senior Vice President of Development), Gerry Leneweaver (Senior Vice President of People Services), Lawrence Rusinko (Senior Vice President of Marketing) and Marc S. Simon (Senior Vice President of Operations).  The Change of Control Agreements provide that if the executive is terminated without cause or resigns for good reason within 12 months following the closing date of a change of control of the Company, the Company will pay the executive severance equal to six months of the executive’s base salary.  Additionally, if the executive timely makes an election to continue coverage under the Company’s group health plan pursuant to COBRA, the Company will pay the executive’s COBRA premiums for a maximum period of six months, provided the executive does not become eligible for health coverage through another employer during this period.  The executive’s receipt of these benefits is contingent upon the executive executing a standard general release in favor of the Company.

Addendum to Stock Option Agreements

The Company also entered into a separate Addendum to Stock Option Agreement for each outstanding stock option held by Messrs. Pittard, Henigman, Hull, Leneweaver, Rusinko and Simon.  The Addendums provide that if the executive is terminated without cause or resigns for good reason within 12 months following the closing date of a change of control of the Company, the executive’s then unvested option shares will automatically vest in full.  The executive may excise the vested option shares until the earlier of (i) the natural expiration date of the stock option or (ii) the expiration of one year measured from the date of the executive’s separation from the Company.

Copies of the Amendment to Mr. Pittard’s employment offer letter agreement, the form of Change of Control Agreement and the form Addendum to Stock Option Agreement are attached hereto as Exhibits 10.76, 10.77 and 10.78, respectively, and are incorporated herein by reference. The description of each of the agreements contained herein is qualified in its entirety by reference to the full text of the agreements attached as exhibits hereto.

Item 9.01.	Financial Statements and Exhibits.

(d)             Exhibits

Exhibit No.	Description

10.76	Amendment to Employment Offer Letter Agreement, dated December 19, 2008, between the Company and Daniel E. Pittard.
10.77	Form of Change of Control Agreement.
10.78	Form of Addendum to Stock Option Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:  December 22, 2008

RUBIO’S RESTAURANTS, INC.

By:	/s/ Frank Heningman
Frank Henigman
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.76	Amendment to Employment Offer Letter Agreement, dated December 19, 2008, between the Company and Daniel E. Pittard.
10.77	Form of Change of Control Agreement.
10.78	Form of Addendum to Stock Option Agreement.